Exhibit 99.1

FOR IMMEDIATE RELEASE

WASTE MANAGEMENT ANNOUNCES FIRST QUARTER EARNINGS

Volumes Positive for First Time Since 2006	FOR MORE INFORMATION

HOUSTON – April 26, 2012 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended March 31, 2012. Revenues for the first quarter of 2012 were $3.29 billion compared with $3.10 billion for the same 2011 period. Net income (a) for the quarter was $171 million, or $0.37 per diluted share, compared with $186 million, or $0.39 per diluted share, for the first quarter of 2011. Results in the first quarter of 2012 included approximately $3 million of after-tax costs from a combination of restructuring charges and integration costs associated with the acquired Oakleaf operations. Excluding these items, net income would have been $174 million, or $0.38 per diluted share.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “Our revenue grew for the ninth consecutive quarter. We achieved positive internal revenue growth from volume for the first time since 2006, and we also saw continued benefits from our cost reduction initiatives.

“We achieved solid performance in the first quarter of 2012 despite the expected impact of the headwinds we discussed in our fourth quarter 2011 earnings release. We had a $0.03 per diluted share headwind from lower commodity prices at our recycling operations as well as a $0.02 per diluted share headwind from waste-to-energy operations. We also had a negative $0.01 per diluted share effect from higher fuel prices. With our core solid waste business growing revenue and earnings, we overcame those headwinds to produce a solid start to our year.”

Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Lynn Brown 713.394.5093 lynnbrown@wm.com

KEY HIGHLIGHTS FOR THE FIRST QUARTER 2012

•	Revenue increased by 6.2%, or $192 million, with $131 million of the growth coming from acquired Oakleaf operations.

•

Internal revenue growth from yield for collection and disposal operations was 0.9%. Adjusting for contract changes related to the Company’s South Florida waste-to-energy plants, internal revenue growth from yield for collection and disposal operations was 1.2%.

•	Internal revenue growth from volume was 1.3%, or 0.4% after adjusting for extra workdays.

•

Average recycling commodity prices were approximately 20% lower in the first quarter of 2012 compared with the prior year period. This unfavorable year-over-year change negatively impacted earnings per diluted share by $0.03 in the first quarter of 2012.

•	Electricity prices, which affect the Company’s waste-to-energy plants, were 8% lower in the quarter compared with the prior year period.

•	Operating expenses increased by $171 million. The majority of the increase relates to subcontractor costs associated with the Company’s Oakleaf operations, and increased labor costs.

•	Increased fuel costs negatively impacted the quarter by $0.01 due to 9.5% higher diesel prices compared to prior year quarter.

•

SG&A expenses increased by $25 million compared with the first quarter of 2011. Most of the increase related to the Company’s acquisition of Oakleaf and implementation of cost saving and sales and marketing initiatives.

•	Net cash provided by operating activities was $475 million; capital expenditures were $379 million; and free cash flow was $102 million.(b)

•	The Company returned $164 million to shareholders in the form of dividends.

•	The effective tax rate was approximately 32.8%.

Steiner concluded, “We are on plan through the first quarter and encouraged by the pick-up in our overall internal growth in our core solid waste business. Recycling and waste-to-energy commodity prices will continue to affect the second quarter, but in the second half of the year the effect of commodity prices should moderate. We anticipate seeing benefits from improved pricing, a seasonal pick-up in volumes, procurement and other savings, and the full integration of our acquired Oakleaf operations. Accordingly, we expect to achieve full-year adjusted earnings per diluted share of between $2.22 and $2.30. With effective capital management, our free cash flow will accelerate during the year and we expect to generate between $1.1 billion and $1.2 billion of free cash flow for the year.” (b)

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)

This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income and earnings per diluted share have been presented in certain instances excluding special items noted in this press releases.

The Company’s projected full year 2012 earnings of $2.22 to $2.30 per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2012 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow, which is a non-GAAP measure, and provides a projection of free cash flow, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison. The quantitative reconciliation of non-GAAP measures used herein to the most comparable GAAP measures is included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the first quarter 2012 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 61793696 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, April 26, 2012 through 5:00 PM (Eastern) on Thursday, May 10, 2012. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 61793696.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to 2012 earnings per diluted share, 2012 free cash flow, and statements regarding future changes in working capital; future capital expenditures; future internal revenue growth from yield and volume; results from recycling and waste-to-energy operations and related commodity prices; future pricing, volumes, and cost savings; integration of our Oakleaf operations; overall results of operations and business prospects; and general market and industry conditions. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization and growth initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2012	2011
Operating revenues	$3,295	$3,103

Costs and expenses:
Operating	2,166	1,995
Selling, general and administrative	407	382
Depreciation and amortization	317	299
Restructuring	4	—

	2,894	2,676

Income from operations	401	427

Other income (expense):
Interest expense	(122)	(121)
Interest income	1	3
Equity in net losses of unconsolidated entities	(7)	(4)
Other, net	(1)	1

	(129)	(121)

Income before income taxes	272	306
Provision for income taxes	89	110

Consolidated net income	183	196
Less : Net income attributable to noncontrolling interests	12	10

Net income attributable to Waste Management, Inc.	$171	$186

Basic earnings per common share	$0.37	$0.39

Diluted earnings per common share	$0.37	$0.39

Basic common shares outstanding	462.1	475.7

Diluted common shares outstanding	463.4	477.6

Cash dividends declared per common share	$0.355	$0.34

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2012	2011
EPS Calculation:

Net income attributable to Waste Management, Inc.	$171	$186

Number of common shares outstanding at end of period	462.7	474.7
Effect of using weighted average common shares outstanding	(0.6)	1.0

Weighted average basic common shares outstanding	462.1	475.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.3	1.9

Weighted average diluted common shares outstanding	463.4	477.6

Basic earnings per common share	$0.37	$0.39

Diluted earnings per common share	$0.37	$0.39

(2)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$189	$258
Receivables, net	1,720	1,775
Other	376	346

Total current assets	2,285	2,379

Property and equipment, net	12,299	12,242
Goodwill	6,234	6,215
Other intangible assets, net	450	457
Other assets	1,267	1,276

Total assets	$22,535	$22,569

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,187	$2,437
Current portion of long-term debt	860	631

Total current liabilities	3,047	3,068

Long-term debt, less current portion	8,989	9,125
Other liabilities	4,018	3,986

Total liabilities	16,054	16,179

Equity:
Waste Management, Inc. stockholders’ equity	6,159	6,070
Noncontrolling interests	322	320

Total equity	6,481	6,390

Total liabilities and equity	$22,535	$22,569

(3)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Quarters Ended March 31,
	2012	2011
Cash flows from operating activities:
Consolidated net income	$183	$196
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	317	299
Other	47	40
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(72)	65

Net cash provided by operating activities	475	600

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(129)	(99)
Capital expenditures	(379)	(316)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	6	5
Investments in unconsolidated entities	(13)	(55)
Net receipts from restricted trust and escrow accounts, and other	12	3

Net cash used in investing activities	(503)	(462)

Cash flows from financing activities:
New borrowings	287	396
Debt repayments	(205)	(158)
Common stock repurchases	—	(63)
Cash dividends	(164)	(162)
Exercise of common stock options	24	23
Other, net	16	(39)

Net cash used in financing activities	(42)	(3)

Effect of exchange rate changes on cash and cash equivalents	1	2

Increase (decrease) in cash and cash equivalents	(69)	137
Cash and cash equivalents at beginning of period	258	539

Cash and cash equivalents at end of period	$189	$676

(4)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Operating Revenues by Lines of Business
Collection	$2,073	$2,119	$2,021
Landfill	615	671	579
Transfer	298	315	294
Wheelabrator	207	213	210
Recycling	345	353	370
Other	275	251	89
Intercompany (a)	(518)	(516)	(460)

Operating revenues	$3,295	$3,406	$3,103

	Quarters Ended
	March 31, 2012		March 31, 2011
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$(40)	-1.3%	$162	5.5%
Volume	39	1.3%	(51)	-1.7%

Internal revenue growth	(1)	0.0%	111	3.8%
Acquisition	196	6.3%	48	1.6%
Divestitures	—	—	—	—
Foreign currency translation	(3)	-0.1%	9	0.3%

	$192	6.2%	$168	5.7%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$26	1.1%	$69	2.9%
Waste-to-energy disposal	(4)	-3.7%	—	0.0%

Collection and disposal	22	0.9%	69	2.8%
Recycling commodities	(74)	-19.6%	58	21.1%
Electricity	(6)	-9.1%	—	0.0%
Fuel surcharges and mandated fees	18	13.3%	35	35.4%

Total	$(40)	-1.3%	$162	5.5%

	Quarters Ended March 31,
	2012	2011
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$475	$600
Capital expenditures	(379)	(316)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	6	5

Free cash flow	$102	$289

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Balance Sheet Data
Cash and cash equivalents	$189	$258	$676

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,849	$9,756	$9,167
Total equity	6,481	6,390	6,632

Total capital	$16,330	$16,146	$15,799

Debt-to-total capital	60.3%	60.4%	58.0%

Capitalized interest	$5	$8	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$50	$169	$68

Total consideration	$124	$237	$97

Cash paid for acquisitions	$129	$222	$99

Other Operational Data

Internalization of waste, based on disposal costs	68.0%	68.3%	68.3%

Total landfill disposal volumes (tons in millions)	21.4	22.7	20.4
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.0	1.9

Total disposal volumes (tons in millions)	23.4	24.7	22.3

Active landfills	270	271	271

Landfills reporting volume	256	254	255

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$76.3	$84.5	$72.6
Asset retirement costs	13.8	(12.3)	15.5

Total landfill amortization expense (b)	90.1	72.2	88.1
Accretion and other related expense	16.4	17.7	16.5

Landfill amortization, accretion and other related expense	$106.5	$89.9	$104.6

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended March 31, 2012 as compared to the quarter ended December 31, 2011 reflects an increase in amortization expense of $17.9 million of which $27.4 million is primarily attributable to year-end adjustments of landfill capping construction and closure/post closure obligations. This was partially offset by $9.8 million attributable to seasonal decline in landfill volumes.

(6)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended March 31, 2012
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax Expense	Per Share Amount
Net Income and Earnings Per Diluted Share, as reported	$171		$0.37

Adjustments to Net Income and Earnings Per Diluted Share:
Restructuring charges	2	2
Integration costs associated with the acquired Oakleaf operations	1	—

	3		0.01

Adjusted Net Income and Earnings Per Diluted Share	$174		$0.38

Full Year 2012 Free Cash Flow Reconciliation (a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,400	$2,400
Capital expenditures	(1,400)	(1,500)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets (b)	100	300

	$1,100	$1,200

(a)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2012. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.
(b)	The higher proceeds scenario assumes up to $125 million from core solid waste assets and the remainder from non-core/alternative investments.

(7)